Exhibit 99.2

Duos Technologies Group, Inc.

First Quarter 2025 Earnings Call

May 15, 2025

Presenters

Chuck Ferry - Chief Executive Officer

Adrian Goldfarb - Chief Financial Officer

Q&A Participants

Michael Latimore - Northland Capital Markets
Ed Woo - Ascendiant Capital Markets
Dan Weston - West Capital Management

Operator

Good afternoon. Welcome to Duos Technologies' first quarter 2025 earnings conference call. Joining us for today's call are Duos' CEO, Chuck Ferry, and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now, I'd like to turn the call over to Duos’ CEO, Chuck Ferry. Please go ahead, sir.

Chuck Ferry

Welcome, everyone, and thank you for joining us. Earlier today, we issued our earnings press release and our 10-Q for the first quarter of 2025. Copies are available in the Investor Relations section of our website. I encourage all listeners to view the press releases and our 10-Q filing to better understand some of the details we'll be discussing during today's call. Since our last earnings call in March, only six weeks ago, we’ve made significant progress, particularly in our Power and Edge Data Center lines of business.

Let’s first talk about our Power line of business. Through our asset management agreement with APR Energy, we have now successfully contracted 570 megawatts with the APR Energy’s gas turbine fleet, which is an increase of 180 megawatts since our last report six weeks ago. I expect to contractually close on an additional 160 megawatts in the coming two weeks. Altogether, this means we will have approximately 730 megawatts of gas turbines contracted in just five months from entering into our asset management agreement with APR Energy and Fortress Investment Group. These assets will be deployed across multiple projects in the United States and Mexico in the coming three months.

With our Edge Data Center business, called Duos Edge AI, we have previously reported contracting our first Edge Data Center in Amarillo, Texas in support of school district 16. We now have customer commitment for an additional eight Edge Data Centers and expect to complete these installations in the coming six months. We remain confident in our plan to place 15 Edge Data Centers by the end of this year. Overall, we are on track to execute our strategy and meet the guidance that we have previously issued. With that, I’ll turn it over to Adrian Goldfarb, our CFO, to get further into the financial review.

Adrian Goldfarb

Thank you, Chuck. Before covering the specific results for the first quarter, I will make some brief introductory remarks discussing the progress that has been made during this quarter. I will also discuss some of the additional disclosure we are making in our 10-Q related to recording our financials given that we are now operating in three distinct segments. It is important to understand that while the results being presented are significantly improved compared to a year ago, this is just the beginning of a wholesale transformation for Duos. As a reminder, we now record financials for three separate divisions: Duos Technologies, which in the last few years has focused on the rail industry, Duos Edge AI, a wholly-owned subsidiary which was started last summer with the objective of moving into the Edge Data Center market with a product that is a spin-off from our railcar inspection portal, and Duos Energy, also created last summer as a vehicle for us to supply services to the behind-the-meter power business. Duos Energy now serves as a vehicle for supporting our asset management agreement or AMA with New APR.

Each division has a distinct role and objectives with the goal of growing Duos to becoming a much larger entity. While we have not had the success we hoped for in the rail industry, we have been successful in building some world class technologies, and the reaction is universally positive to what can be accomplished. Despite the slow adoption of the rail industry, a lot of work continues with our key customers, and we also plan to roll out some new products later this year both in software and hardware. Our Edge AI division has been extremely active in marketing the concept of a remote but highly capable data center to serve local communities and businesses. As a reminder, the offering behind this business was an outgrowth of development work done at Duos Technologies, and our pilot rollout in Amarillo earlier this year was attended by over 150 staff and executives representing industry, government, and media. This event generated significant interest such that, as discussed in our press release this morning, we have solidified our financial arrangements with Accu-Tech with a supply of Edge Data Centers built to our specification.

As Chuck mentioned, we have identified locations for at least nine EDCs with excellent prospects for an additional six units, and we expect to achieve our 15 units deployed target by year-end. We will begin recording revenues from these units starting in Q2 and building throughout 2025. We expect to enter 2026 with more than $3 million in annual recurring revenue on multiyear contracts. Our asset management agreement with New APR Energy is off to a fast start. We recorded almost $4 million in revenues in the quarter, and I expect that number to grow steadily over the next three quarters meeting the guidance previously issued. Finally, as I initially discussed in this report and going forward, we will provide additional information pertaining to the performance of the individual businesses. For example, we now report the results from the AMA as a separate line item on the P&L for both revenue and cost of goods sold. In the future, we will also report on the impact of certain material items such as our equity ownership in New APR. And now let me give a summary of our results for the first quarter.

Total revenues for Q1 2025 increased 363% to $4.95 million compared to $1.07 million in the first quarter of 2024. The substantial majority of our revenue for Q1 2025 was approximately $4.9 million in recurring services and consulting revenue, of which $3.9 million was primarily driven by Duos Energy beginning to execute against the asset management agreement with New APR. As a reminder, under the AMA, Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance plant inventory providing management, sales, and operational support services to New APR. As New APR continues to grow its business and as Chuck has discussed, Duos’ revenues from this segment are expected to have a positive impact on gross margin that I will discuss momentarily. Cost of revenues for Q1 2025 increased 273% to $3.64 million compared to $0.98 million for Q1 2024. The significant increase in cost of revenues was primarily due to supporting the AMA with New APR which is now listed as a separate item in the amount of $2.66 million. An additional contributing factor to the increase in cost of revenues on services and consulting is approximately $548,000 in amortization expense of the intangible asset accounted for as a non-monetary transaction related to our RIPs subscription business which was not present in the corresponding period of 2024.

Overall, the cost of revenues on technology systems decreased compared to the equivalent period in 2024. This reduction is primarily driven by our ability in Q1 2025 to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect. It also reflects the ramp down of manufacturing ahead of field installation of our two high speed railcar inspection portals which has been delayed due to circumstances out of our control, temporarily slowing project activity and further reducing cost of revenues while we await customer readiness for site deployment.

Gross margin for Q1 2025 increased 1,288% to $1.31 million compared to $90,000 for Q1 2024. Gross margin improved primarily due to Duos Energy beginning performance of the AMA with New APR. This includes over $900,000 in revenue recognized during the three months ended March 31, 2025, related to the company’s 5% non-voting equity interest in the ultimate parent of New APR, which carried no associated costs, and therefore contributed at a 100% margin. These revenues and the associated margin contribution were not present in the prior year period. As I mentioned earlier, the increase in AMA -- in business from the AMA is expected to improve gross margins on the segment due to the greater profitability for Duos on certain aspects of the work it will perform on behalf of New APR.

Operating expenses for Q1 2025 increased 9% to $3.1 million compared to $2.86 million for Q1 2024. The increase in expenses is largely attributed to non-cash stock-based compensation charge for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a three-year cliff vesting schedule. Sales and marketing costs declined as resources were allocated to cost of service and consulting revenues in support of the AMA with New APR. Conversely, research and development expenses rose 11%, reflecting new engineering effort to develop new and enhanced product offerings that I previously mentioned. The company continues to focus on stabilizing operating expenses while meeting the increased needs of our customers.

Net operating loss for Q1 2025 totaled $1.79 million compared to a net operating loss of $2.76 million for Q1 2024. The decrease in loss from operations was primarily the result of increased revenues during the quarter driven by revenue generated by Duos Energy through the AMA with New APR. Net loss for Q1 2025 totaled $2.08 million compared to a net loss of $2.75 million for Q1 2024. The 24% decrease in net loss was mostly attributed to the increase in revenues generated by Duos Energy through the AMA with New APR as described above. There was also approximately $322,000 of interest paid during the quarter, which was not present in the equivalent quarter one year ago.

In our last call, I highlighted the substantial improvement in the company’s balance sheet as of December 31, 2024. In the first quarter, we have largely maintained that strength and also improved in some areas, notably shareholders’ equity, which now stands at over $5.1 million. We ended the quarter with $6.48 million in cash and expected short-term liquidity. As previously discussed, a significant asset for Duos is the equity investment in Sawgrass APR Holdings, the ultimate parent of New APR Energy. Our 5% equity holding in this business is currently valued at over $7.2 million and is expected to generate profits in future years as a profit interest structure. As Chuck will discuss, the tremendous progress that New APR is making will be additive in the short term through the AMA and in the longer term through the expected increase in valuation of our equity holdings. All of this is positive for Duos’ future potential, and I look forward to updating you further in our earnings calls later this year.

On the liability side, the company has traditionally operated with little to no debt other than some minor financing contracts related to insurance or IT equipment. As a reminder, in 2024 we received $2.2 million in debt funding for our initial three EDCs and were able to secure that for around 10% cost of capital, which is an attractive rate for a company of our size. We also secured additional financing for a further three EDCs in the form of a master capital lease with a similar cost of capital and flexible payment terms as we deployed these assets in preparation for the associated cash flows. I’m pleased to announce that during the quarter, we have retired $1 million of this debt and expect to retire a further $1.2 million by the end of this year, keeping our leverage ratios within reasonable limits.

Next, I would like to update you on our backlog and pipeline. With expected revenues for the management and operations of New APR Energy, expected deployments over our Edge Data Centers, and current and anticipated contracts in our rail business, our current contracts and backlog represent more than $45 million in revenue with approximately $17.4 million or more of that projected to be recognized in 2025, plus a further $7 million to $8 million in expected near-term awards and renewals.

During the last call, we reinstituted guidance, and we are maintaining that guidance where we expect to record between $28 million and $30 million in consolidated revenue from our three subsidiaries. Although we do not normally give quarterly guidance, our performance in Q1 was at the upper end of the projected range of $4 million to $5 million, and I expect a similar performance in Q2. With respect to our previously stated expectations to lose some money in the first half as we transition and build new businesses, we are reiterating this projection but plan to minimize this as much as possible by some expense reductions which will be somewhat offset by an anticipated increase in onetime expenses related to deferred compensation. However, as previously stated, we continue to expect to breakeven and may make money in the third and fourth quarters and end the full year with positive adjusted EBITDA, the major adjustment being for non-cash stock compensation. This concludes my formal remarks. And at this point, I will turn the call back to Chuck for his commentary. Chuck?

Chuck Ferry

Thank you, Adrian. As you can see from Adrian’s commentary, the business has made good progress since the beginning of the year. Let me add some additional details to my opening remarks. With our Asset Management Agreement supporting APR Energy, closing commercial contracts in both the data center space and traditional fast power jobs has gone at a lightning pace. As I said earlier, we have 570 megawatts in contract now and expect that to increase to 730 megawatts in the next two weeks. As a reminder, through the asset management agreement, we operate approximately 850 megawatts of power generation along with balance of plant where we provide turnkey power plants normally installed within 30 to 90 days depending on the situation.

Currently, we have two projects here in the United States fully installed and operating. One of them is with a large data center operating as part of a behind-the-meter solution. In progress currently are two more installations. The first is with another U.S. data center operating a behind-the-meter solution, and the second is a traditional fast power project in Mexico. We are expecting a third project that will provide a fast power solution for another U.S. customer who has an immediate need. I expect all projects to be online producing electricity in the next 90 days or so. Simultaneously, we are in discussions with multiple U.S. data center developers for longer term behind-the-meter power solutions. Our staff is also assisting APR Energy in evaluating follow on asset acquisitions to expand the fleet. The positive effect for Duos is a solid source of revenues through the asset management agreement and growing the value of our 5% equity stake in APR Energy’s parent.

With our Edge Data Center business, Doug Recker and his team have also made fast progress since our last earnings call. As I said earlier, we now have customer commitments for an additional eight Edge Data Centers and are working to complete contracts and coordinate installations that are planned over the next six months. These include two Edge Data Centers in Pampa, Texas, one Edge Data Center in Dumas, Texas, one Edge Data Center in Victoria, Texas, two Edge Data Centers in Lubbock, Texas, and finally our second Edge Data Center in Amarillo, Texas for a new customer, not related to region 16. We have also recently placed a procurement order for four additional new Edge Data Centers necessary to support our pipeline. This would put the total number of Edge Data Centers owned at 10. Adrian, Doug, and I remain confident in our plan to place 15 Edge Data Centers by the end of this year. A special thanks to our partner, Accu-Tech, who has been super supportive of our deployment strategy.

I also want to give my highest compliments in regards to the Duos leaders and staff. As you can tell, we are executing a number of simultaneous projects. We currently have our teams deployed in multiple locations, and they are working very hard to execute installations that include railcar inspection portals for Amtrak, Edge Data Centers for our Texas based customers, and fast power plants for our data center and traditional power customers. As always, I want to thank our business partners, Board of Directors, and our shareholders for their continued support. The outlook for Duos looks very promising right now, and I’m excited to be able to lead. Thank you for listening, and now we’ll open the call for your questions. Operator, please provide the appropriate instructions.

Operator

Thank you. Ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad, and a confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. And our first question comes from the line of Michael Latimore with Northland Capital Markets. Please proceed.

Michael Latimore

All right. Great. Thank you. It looks like an awesome start to the year here. In terms of the Power business, it looks like gross margin was around 32%. Is that kind of a good range to think about throughout this year?

Chuck Ferry

Yeah. Adrian’s shaking his head yes. So, on the Power business, we feel very confident in the forecast that we put together for the year on that. And yeah -- so, that’s a good number to think about for our gross margin. Obviously, as we go through the year, we’re going to try to improve that, and there’ll be some opportunities I think to try to do that.

Michael Latimore

Got it. And looks like you’re -- you’ve got really good visibility on the data center business. In the past you’ve sort of talked a little bit about maybe some hyperscaler opportunities. Can you give any up update on that?

Chuck Ferry

Yeah. So, one of the things that really kind of flipped the switch on that was we -- it was in the press, of course, was the -- our first Edge Data Center we put into Amarillo in support of region 16, and that really attracted a lot of attention from a lot of these other customers down in the State of Texas and also outside of Texas. But -- so, that really kind of spurred that on. It also attracted the attention of a couple of different hyperscalers that I would prefer not to disclose their names at this time, but we are in active discussions with probably about three or four hyperscalers that are interested in putting their product, if you will, or their computing power into these Edge Data Centers in support of these smaller markets and then also interested in behind-the-meter power as they’re developing a larger data center park. So, it’s kind of win-win for both those lines of business.

Michael Latimore

Excellent. And I guess just two clarification questions. Adrian, did you say you expect 2Q to be similar to 1Q in terms of revenue?

Adrian Goldfarb

Yes. We -- as I said, we don’t normally give quarterly guidance, but I am expecting that Q2 will be similar to Q1.

Michael Latimore

All right. And then -- just last one for me. What should we have stock comp and depreciation be for the second quarter-end year? Just trying to back in an EBITDA number here.

Adrian Goldfarb

Yeah. So, the stock comp is running at about it’s about $500,000 or $600,000 a quarter. And then -- sorry, what was the other number you asked on that?

Michael Latimore

Depreciation.

Adrian Goldfarb

Yeah. The depreciation will start to increase as the Edge Data Centers come online, but I don’t expect much impact for that for Q2.

Michael Latimore

Okay. Great. Thanks. Congrats on the great start here.

Chuck Ferry

Thanks, Mike.

Operator

The next question comes from the line of Ed Woo with Ascendiant Capital Markets. Please proceed.

Ed Woo

Yeah. Congratulations also on the progress. My question is, there’s been a little bit of volatility obviously with the tariffs. Have you noticed any change in the sales cycle of trying to sign contracts either in the Edge Data Center business or with your Power business? Have you had any change in macro outlooks with any of your potential customers?

Chuck Ferry

No. No. We haven’t. And we’re actually in pretty good shape compared to some other companies in that regard. On the Power side, APR Energy owns all of the assets, and all of the assets right this moment are in the United States. And so, those are literally shielded from tariffs. If APR with our assistance thinks about buying more assets -- and we are, I stated that in my comments, those could potentially be subject to tariffs. But right now, it’s of no impact to us. On the Edge Data Center side, there are some raw materials that are used in the construction of the Edge Data Centers that could be subject to the tariffs. But right now, we’re kind of shielded by that based on the agreement that we have with Accu-Tech, but it is something for us to watch. But, again, for right now there is no impacts to us on those two lines of business.

Ed Woo

And you don’t really see people kind of holding off on signing deals or entering into agreements with you guys?

Chuck Ferry

No, not at all. In these two lines of business, commercially, they’re both on fire right this moment, which is a great thing for us. So, there is no slow down right now. And it -- well, where it has put us into an enviable position where we’re able to kind of evaluate which customers we actually want to prioritize. So, right now, we’re in good shape.

Ed Woo

Great. Great to hear that and I wish you guys good luck. Thank you.

Chuck Ferry

Okay. Thank you, Ed.

Operator

And the next question comes from the line of Dan Weston with West Capital Management. Please proceed.

Dan Weston

Yeah. Hi. Thanks very much. Congrats, guys, on all the progress. The transformation seems pretty astonishing. A couple of questions. The -- on the Edge Data Center, on your guidance of 150 to 200 by end of year ‘27, given 15 by the end of this year, that assumes a pretty massive ramp going into the next two years. How do you see that playing out? In other words, would you expect all of those to be for the typical school districts that you’ve been targeting, or do you have some contribution coming in from the potential hyperscaler customers you’re speaking with?

Chuck Ferry

Yeah. No, Dan. Thanks for the question. I would see it as a combination of both. So, right now, we’re focused -- because we’re just getting a lot of activity on these school districts down in Texas, which are in a good position where they have federal and state funds to kind of pull these things in. It allows us to go and install on their property and not have to pay a whole lot from a real estate perspective. And then it attracts a lot of customers from that local market now to fill out that Edge Data Center. So, it’s a win-win scenario there. As I said before, we are in discussion with a couple different hyperscalers. What we’re seeing in this data center space is that, because there’s not enough power for the -- for many of the larger data center parks to be had right this moment. Many of the data center hyperscalers are taking a real hard look at -- using Edge Data Centers, which don’t require as much power in one location. In other words, they’re kind of distributed out amongst a particular area. It’s easier to get power for them. And so, they’re looking at not only individual Edge Data Centers at a particular location but potentially small what we call pod farms, where you have 5, 10, or maybe up to 20 of these things in a single location that they don’t draw nearly as much power, and they get the computing put out closer to where the customers need it. So, I -- we’re going to see more of that, and I anticipate we’ll probably be able to commercially talk about that in more detail I’m going to bet here in the next quarter or two for sure based on those discussions.

Dan Weston

No, I appreciate that, Chuck. You mentioned the scarcity of power for the large data center parks. Can you provide any updates relating to your project out in Pampa, the large park there? Any additional commentary or timing you’re expecting to have that operational?

Chuck Ferry

Yeah. We publicly talked -- we’re absolutely committed to developing APR Energy with Fortress Investment Group as their sponsor, and of course, we’re a part of that. The plans right now are going to develop that data center park. We have progressed it to the point where we will close on actually owning the property there probably in the next two months. And then, all of the studies and all the prep work that goes in is ongoing right now. So, APR and their -- will make their final decision to progress that here in the next month or so, and when they do, they’ll announce that. But I would tell you that there are other similar opportunities that look a lot like Pampa, as well. So, kind of watch this space because this is an opportunity where we’ll be assisting APR and providing, obviously, the temporary bridging behind-the-meter power, very likely a permanent power solution and then the actual buildout of the data center park itself for one or two of the key hyperscalers that we’re in discussions with right now.

Dan Weston

Yeah. I really appreciate that color, Chuck. You forget the -- maybe the remedial question but considering the current portfolio of power is soon to be sold out, if you will, how do you see that playing out in terms of allocating for new projects, whether it be Pampa or others that come on-stream? Anything that you can talk to would be appreciative.

Chuck Ferry

Yeah. So, the -- so, our fleet of power turbines, obviously, it’s finite. And again, you’ll -- it will be obvious to those who are familiar with that business. I’ve been careful not to tell folks, at least in this call, the length of term of contracts and things like that. So, very broadly, a lot of the work that we’ve contracted is for work to be performed this year, and it’ll allow us to -- it’ll allow APR Energy -- and we’ll benefit through the asset management agreement to monetize those assets very, very quickly shortly after this -- shortly after the acquisition of these things. And then we have probably three or four very large behind-the-meter data center projects that are already lined up to take these assets. So, effectively, what we’re trying to is we’re trying to maintain a very high utilization rate of those assets. That’s the name of the game in that business. It’s high utilization rate. I will say that the demand for this is so high, we are assisting APR Energy in evaluating opportunities to acquire additional assets so we can actually grow the overall value of the APR business. And, of course, for us, we benefit from that 5% ownership stake in that business. So, it’s a win-win for both companies.

Dan Weston

I appreciate that, Chuck, answering the questions. And congrats again. The progress has been really amazing. So, good luck. Thanks very much.

Chuck Ferry

All right. Thanks, Dan. Appreciate it.

Operator

Thank you. Ladies and gentlemen, this concludes the question-and-answer session. I’ll hand the call back to Mr. Ferry for closing remarks.

Chuck Ferry

Yeah. Thanks very much, operator. Again, thanks to everybody that’s on the call today. And then -- and again, just want to reiterate my thanks to all of our partners, our shareholders, our board members. And then, a special thank you to the Duos leadership and employee team that’s making all this good stuff happen. Thank you very much.

Operator

Before we conclude today's call, I would now like to provide Duos’ Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as believes, expects, may, will, should, anticipate, plans, and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, which may influence the accuracy of these statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include but are not limited to those described in Item 1-A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos’ filings with the SEC. Thank you for joining us today for Duos Technologies Group's first quarter 2025 earnings call. You may now disconnect.